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                                                                    Exhibit 99.2

                                 NCO GROUP, INC.
                            Third Quarter Conference
                        November 7, 2001, 11:30 a.m. EST
                    Financial Relations Board/Weber Shandwick
                             Moderator: Nicole Engel

Operator Good morning, ladies and gentlemen and thank you for standing by. Welcome to the NCO Group third quarter conference call. At this time all participants are in a listen-only mode, following the formal presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero for an operator. As a reminder, this conference is being recorded, Wednesday, November 7th of 2001.

                  I would now like to turn the conference over to Miss Nicole Engle with the Financial Relations Board Weber Shandwick. Please go ahead, ma'am.

N. Engel Good morning and thank you for joining us today for NCO Group's conference call to discuss the company's third quarter 2001 results. By now you should have all received a fax copy of the press release, however if anyone is missing a copy and would like one, please contact our office and we will fax a copy over to you and ensure that you are on NCO's fax list. There will be a replay for the call that will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, pass code 408426.

                  On the line with us today from management is Michael Barrist, Chief Executive Officer, and Steven Winokur, Chief Financial Officer. Management will make some opening remarks about the quarter and then we'll open the line for questions.

                  Before we begin, I would like to read a standard forward-looking statement disclaimer. Certain statements on this conference call including without limitation statements as to NCO's or management's outlook as to financial results in 2001 and beyond, statements as to the effects of the terrorist attacks and the economy on NCO's business, statements as to effects of potential business opportunities, statements as to initiatives to improve margins, statements concerning projections of earnings per share or the earnings per share growth rate, statements as to fluctuations and quarterly operating results, statements as to trends, statements as to the company's or management's belief, expectations or opinions, and all other statements on this conference call, other than historical facts, are forward looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.

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                  In addition to these factors, certain other factors, including without limitation, the risk that the company will not be able to implement it's five year strategy as and when planned, risk related to the past and possible future terrorist attacks, risks related to the economy, the risk that the company will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the annual report on form 10K filed on March 16th, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward looking statements.

                  Michael, are you ready to begin?

M. Barrist        Yes, thank you. I want to thank everyone for joining NCO
                  Group's third quarter conference call. Today's call will be broken into several topics. We'll begin with a quick overview of the quarterly results, I want to then spend considerable time on our view of current domestic economy, specifically the impact of the event of September 11th, we'll review several of the key metrics we discussed last quarter, Steve Winokur will provide a detailed financial recap and as always we'll open to questions and answers.

                  During the third quarter of 2001, NCO Group had consolidated revenue of $174.3 million. Consolidated net income before charges of $8 million and earnings per share before charges of 30 cents. Additionally during the quarter, as previously announced, the company took a one-time charge in the amount of $11.2 million primarily as a result of the company's decision to relocate its corporate headquarters. I will discuss these charges as well as the status of our flood insurance claim and litigation against our landlord later in this call.

                  Before we move on to the effects of the September 11th attacks on our operating results, I'd like to take a moment to recap historical impact that a down turned economy has had on our industry. During the second quarter of last year we began to experience a down turn in consumer payment patterns. Initially we approached these changes as transitory in nature. As we began to enter the third quarter of last year, we realized that these changes were not transitioning away and that the economy was slowing. NCO Group was among the first companies to notice changes in the economy and we revised our guidance downward. At that time we spelled out for our investors the historical transition of the accounts receivable management industry to a slowing economy. In our comments we were careful to remind investors that today, NCO is a much larger company than it was in the '80s and early '90s and we would monitor the transition as it moved forward and advise investors of new developments. At that time we believed that the impact of a slowing economy would affect the amount of revenue that we derived from a given client but that the new business opportunities that would be presented to us as our clients worked through their delinquency and portfolio challenges would outweigh any losses due to liquidity.


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                  Additionally, while we knew that we would be expending
                  additional amounts of direct expense to improve liquidity and to spin up new client revenue opportunities, we believed that the contribution of the net revenue gains would outweigh any expense pressures over the transition period. To date, the transition as it relates to revenue has rolled out as expected. We have managed our way through the compression in collectability that reduced our revenue attainment and have been able to capitalize on our strong client relationships and performance to maximize new business opportunities over the last few quarters. However, as we discussed in the first and second quarter conference calls, the pressure on our margins has been greater than expected. While this has necessitated us making several changes to our cost structure, it is important to note that NCO still has one of the healthiest margins in our industry.

                  As we enter the third quarter, we continue to carefully monitor our collection activity as well as the many cost control initiatives we have put in place. July and August were proceeding basically according to plan. Unfortunately, the events of September 11th caused a substantial change to our business. In the near term we worked with our clients to adjust our consumer contract strategies to assure that we were acting in a responsible manner. Many of our clients instructed us to stop calling on a global basis initially and ultimately on a localized basis. Needless to say, the effects on our September revenue were substantial. September revenue fell short of plan by greater than 10%. As we move towards the end of September we began to see improvement in collection activity and this trend has continued into October and early November. While we are encouraged by this improvement, we believe that some of the revenue improvement in October may be a result of backlog from September.

                  Additionally, considering the current economic data on consumer sentiment and spending patterns, we believe it is likely that in the short term our revenue run rate will fall short of the operating levels we saw prior to September 11th. Because of the lack of visibility caused by these factors, we will not be able to provide investor guidance for the fourth quarter and year 2002 at this time. We anticipate that as we move through November and obtain a better understanding of the quarter, we'll be able to update investors.


                  In addition to the pressure on our operating model within the service component of our business, we continue to face similar challenges in our subsidiary, NCO Portfolio Management. During the second quarter we saw some changes to the performance of some old Legacy NCO Portfolio purchases. These are purchases made by NCO prior to its acquisition of Creditrust and the formation of NCO Portfolio Management. In order to counteract these changes during the second quarter, we adjusted several of our collection curves down, resulting in a reduction of revenue within NCPM as well as a small impairment charge. While it is not normal to adjust a curve based on one quarter's performance, we felt it prudent to take into consideration the changes we were seeing in general payment patterns and adjust these files. Newer purchases have been loaded with newer curves that take into account recent performance trends; accordingly no adjustments were required to those files.


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                  As we entered the third quarter, NCO Portfolio Management was tracking basically within its models. The events of the 11th and the resultant reduced collectability in September necessitated further adjustment to those models. These adjustments resulted in reduced recognized revenue during the third quarter for this subsidiary as well as portfolio impairments of $1.3 million. NCO Portfolio Management is carefully tracking its results through November with the goal of providing investor guidance in a manner consistent with NCO Group later this year.

                  During our second quarter conference call we began to introduce investors to several of the key metrics we track in our initiatives to improve profitability. I'd like to take a few moments and update investors on these metrics as well as a few other statistics that I feel are important.

                  Revenue attainment, which is the amount of revenue we derive from a given amount of business, is a key metric for us and an analysis of major contingency clients showed that net liquidity remained 5%-10% below our highs as we've moved through July and August. The month of September saw a further reduction in contingent collections, ranging anywhere from 12%-25% depending on the type of clients, small balance versus large balance, and the overall credit quality. October has regained a large majority of that shortfall, however for reasons mentioned above, we feel it prudent to wait for November results in order to reassess our operating level.

                  Efficiency of labor is how much labor we utilize to drive revenue including the amount of new client labor drag. This statistic was constant during July and August and September because of the cost containment measures we have taken and their effect on keeping our labor costs relatively constant as a percentage of revenue.

                  Revenue per CTE. This shows the correlation of the amount of staff required to run our business over time and revenue. Over the past several quarters we have seen deterioration in revenue per CTE. However, in the past two months, we have seen improvement as the improved labor control measures we have put into place took effect. Revenue per CTE averaged approximately $5,660 per month in July and August, down $100 in September to approximately $5,560, and our preliminary numbers for October show revenue per employee in excess of $5,700. This is a good indicator of the labor control measures we've put into place earlier this year. Again, November will be the key month for this metric.

                  Labor cost shows the cost of an average employee within the company over time. This statistic is very positive in that it shows the effects in eliminating higher priced personnel and replacing them with lower priced personnel. Additionally, ongoing integration as well as further deployment of NCO personnel in Canada and India will help us to continue to reduce this average. The positive trend in statistics discussed last quarter have continued, although we saw a slight up tick in September which was attributable to an increased use of paid time off to cover idle times surrounding the September 11th attacks.


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                  Direct SG&A is the amount of SG&A that is utilized in the
                  operational delivery of our services. SG&A is the area that we continue to work on in detail. Steven Winokur is going to provide some more information on this in his comments. Over the last several months we have renegotiated contracts as well as modified how we buy data and how we determine the amount of direct expenses against a given engagement. Additionally, we have made strategic decisions as they relate to insurance, telecom and mailing expense that are beginning to yield us substantial reductions. SG&A continues to track well, however diminished revenue during September shows SG&A as a rising cost for the quarter.

                  In addition to the metrics discussed last quarter, we do also track in aggregate several of our key clients in various sectors where placement allocations are consistent to determine overall collection flow, average payment and placement volume changes.

                  While we've explained why October cannot be looked at by itself, we find the trend in average payment to be of significant interest. Average payment is a good indicator of consumer sentiment. When consumers are concerned about their current economic status, they are reluctant to pay large sums of money on account. This is because the payment of a large bill in many cases necessitates them borrowing the money from home equity, insurance, 401K or family. During September, the average payment amount amongst our key indicator clients dropped to $132.86 from $142.14 in August. October results showed that this statistic rose to $137.34, representing a partial recovery. We will continue to provide information on these trends and these metrics as we report subsequent quarters.

                  Before we move into the financial part of the call, I'd like to take a few moments to discuss the recent flood at our corporate headquarters. On June 16th, 2001, our corporate headquarters was flooded as a result of remnants of tropical storm Allison. The company executed its business continuity plan and was able to re-deploy the displaced employees in very short order with minimal disruption to our operations. While careful planning and the work of many dedicated NCO employees allowed us to navigate our way through this disaster, the possibility of a reoccurrence of flood at our corporate headquarters mandates that we move to a new location.

                  During October the company entered into leases that will allow us to relocate our Fort Washington facility to Horsham, Pennsylvania. We currently anticipate moving the majority of our currently displaced employees who are working at other NCO locations and at our disaster recovery site during December. Our data center and other corporate personnel will move during the early to mid part of 2002. The property damage caused by the flood is expected to be fully covered by insurance. The charge we took during the quarter of $11.2 million is primarily related to the proper GAAP treatment of our decision to relocate our Fort Washington facilities. These charges do not take into consideration any potential recovery from litigation we have instituted against our landlord.


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                  I'll now turn the call over to Steven Winokur to review the financial side of the quarter.

S. Winokur        Thanks, Michael. Revenue for the third quarter of 2001 was
                  $174.3 million. This represents a 13.3% increase over the third quarter of last year.

                  U.S. Operations produced $157.3 million this quarter compared to $143.6 million last year, which represents an increase of 9.6%.

                  NCO Portfolio Management produced $16.2 million of revenue this quarter, compared to $4.0 million for the same quarter last year, representing a 306.4% increase over last year. Obviously, this reflects the continued internal expansion of this division, as well as revenue attributable to the acquisition of Creditrust.

                  International Operations represented $9.7 million this quarter compared to $8.1 million last year and this represents a 20.0% increase. Included in the International Operations revenue for the third quarter of 2001 was $1.6 million from work performed for U.S. Operations. U.S. Operations included revenue of $7.3 million from Portfolio Management. The revenue for third quarter of last year for U.S. Operations included $1.8 million related to work performed for portfolio management.

                  Moving on to expenses. Compared to the third quarter of last year, payroll and related expenses as a percentage of revenue increased from 48.7% to 48.9%. Selling, general and administrative expenses increased as a percentage of revenue from 29.2% to 33.1%, excluding the effects of the one-time charges, and if you include the one-time charges, SG&A as a percentage of revenue was 39.6%.

                  Before discussing some of the reasons behind the increases in expenses, I'd like to take a minute to add some color to the cost cutting initiatives we have undertaken to mitigate the effects of the current collection environment.

                  On the payroll side, we have instituted new policies regarding the use of overtime and have been watching our staff count and utilization very carefully to ensure that these costs do not skyrocket. It's very easy to think that more people equals more revenue. However, incremental labor can have a diminishing return, and we need to be sure that we do not just throw more labor hours into the mix. The job of our managers is to balance the fact that they have a significant increase in placements, but those placements are less collectible.

                  Working within client guidelines, we have changed how certain mailing programs work, we have made certain changes to our scoring models, and we have changed the way some of our collectors and sales people are compensated.


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                  As Michael stated, we have also reviewed and changed many of our costs such as insurance and telephone in terms of long distance rates and directory assistance, as well as how we purchase and use outside data services.

                  Additionally, we have accelerated the consolidation of certain administrative and technological functions, and over the last year, we have closed 3 offices and consolidated 5 others into
                  2. We have additional consolidations that are currently in the planning stages.

                  Like much of the world today, we have changed our travel guidelines, both for safety and for costs. Although our profit margins have declined, these cost cuts have allowed us to still maintain a relatively high level of profitability. To date, though, we have not been able to totally offset the fact that a difficult collection environment leads to higher expenses.

                  On the surface, this is easy to understand since, as collections get harder, you need to spend more to obtain the same levels of revenue for a client.

                  Following established work standards, and trying to maintain certain competitive rankings with our clients in a tough collection environment does result in a lower level of profitability. It also results in very strong client relationships and increased business from our existing client base. This is an investment we have been willing to make.

                  Additionally, the client mandated restrictions following the September 11th tragedies resulted in a loss of revenue without a corresponding decrease in our cost structure. Most of these restrictions have been lifted by now so that we do not need to pay for idle capacity.

                  It's important to note that the same challenging collection environment that causes certain collection expenses to rise can also create a situation in NCO Portfolio Management where we need to take an impairment charge for portfolios where the expected future cash flows will not cover the current carrying costs.

                  SG&A this quarter included $1.3 million of these impairments. The impairments were all on older files where the upfront curves were based on expectations developed during a stronger collection environment.

                  The dynamic modeling nature of that business causes those curves to come down considerably as current results are incorporated into the historical results. Under normal circumstances this would have been enough to have just brought the curves down. However, the severity of the September results brought the curves down far enough to cause the current impairments.


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                  As Michael stated, while collections may be up currently, we do not know if those rises are from a backlog in September or truly an up tick in collectibility, and current indicators do not point to a speedy economic recovery. So, while the collections after September 11th were down dramatically, so far we've seen no evidence to point to September being an anomaly from a collection-modeling standpoint.

                  SG&A for this quarter included $11.2 million of one-time charges incurred as a result of the June flooding of our Fort Washington corporate headquarters and the decision to move the headquarters to Horsham, PA. This decision to move was solely attributable to the flooding. The $11.2 million included the full amount of rent due under the remaining terms of the Fort Washington leases but did not include any potential recovery or reduction of those lease payments pending the outcome of a lawsuit filed by NCO against its landlord.

                  Also included in the one-time charge were certain other expenses incurred in connection with the flood and the relocation of the corporate headquarters, net of any expected insurance proceeds. We do expect that all property damage will be covered by our insurance.

                  Overall, our EBITDA margin for the quarter declined to 17.9% excluding the one-time charges, or 11.5% if you include the one-time charges. This compares to 22.2% for the same quarter last year.

                  Net income for the third quarter of 2001 was $8.1 million, or $0.30 per share, on a diluted basis, again, excluding the one-time charges, or $952,000, or $0.04 per share on a diluted basis, including the one-time charges. This compares with income from continuing operations for the third quarter of 2000 of $11.5 million, or $0.45 per share.

                  Lastly, some notes on financial condition. At September 30, the Company had $27.7 million of cash and equivalents. During the quarter, approximately $13 million was spent on the acquisition of new portfolios, of which $425,000 was spent in the International division.

                  During the third quarter of 2001, we collected $30.3 million from our purchased portfolios of which only 57% was recognized as revenue. The remaining 43% went to amortize the purchase price of the acquired portfolios.

                  Capital expenditures in the third quarter were $7 million, which was well below our guidance of $8 million.

                  And looking at our receivables, although on an overall basis our accounts receivable balance went down this quarter, the days outstanding were 51 days, which was consistent with last quarter.

                  Cash flows from operations for the quarter are in excess of $23 million. Keep in mind that this includes the impact of the accruals recorded in connection with the $11.2 million of one-time charges.


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                  Looking at our financing, NCO Group had net repayments of $5 million during the quarter. NCO Portfolio had borrowings during the quarter of $3.9 million against its $50 million sub-facility with NCO Group. At the quarter end, they had $2.9 million still available on that facility. NCO Portfolio repaid $5.4 million of its securitized debt during this quarter.

                  At September 30th, we had $212 million outstanding on our credit facility and $61 million available. We also had approximately $50 million of securitized debt outstanding that was assumed as part of the Creditrust merger.

                  To date, the company has not repurchased any stock under the recently announced stock repurchase approvals received by the NCO Group board and our lending group.

                  Now, I'll turn things back to Michael.

M. Barrist        Thanks, Steve. Operator, can we open the call for questions, please?

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your push button phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received and if you are using speaker equipment, you will need to lift your handset before pressing the numbers. One moment, please, for the first question.

                  Our first question comes from David Scharf. Please state your company name followed by your question.

D. Scharf         Good morning. It's David Scharf with Jolson Merchant Partners.
                  A couple of questions. Michael, based on some of the metrics you outlined, it sounds like you're actually making some very good improvement in terms of managing the cost structure with revenue per CTE, it looks like it's improving, efficiency of labor is holding constant, labor cost improving. I just would ask you, based some of the programs that Steven outlined, do you feel that there's still a fair amount of improvement beyond that or do you feel like you're at the point based on maybe the last couple of weeks run rate and cost that you're fairly well positioned for some material margin improvement once collection rates improve?

M. Barrist        Obviously there's an expression that revenue is a redeemer, so collection rates improving will be the biggest help to our margins in the business. As far as where we are in the cost cutting process, on the labor and related side of the business which is the area that we spend probably 50% of our cost cutting time on, we put a lot of initiatives in place, some of those initiatives changed as a result of September 11th, but it's a continuing process of basically trying to drive up revenue per employee and cut costs per employee. I don't think we've gotten everything there is to get there but we've done most of what needs to be done right now in order to get those savings over the next couple of quarters because, as we stated earlier, doing wholesale changes and adjustments and cuts would not be in the best interest of our client performance and that would hurt us on the marketing side of the business.
                  So, the processes we have in place and the controls and the level of monitoring that goes on here is pretty unbelievable and we're getting good progress in that.


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                  The one battle we have to fight there, quite frankly, is we not only have to pick up enough ground there to improve margins, we have to pick up enough ground there to cover health insurance increases which will happen in February of this year. Because, you've probably heard this from a lot of your companies, that is a cost increase that is going gangbusters across the whole country. So that area is well under control. I don't think, to answer your question directly, we've gotten everything there is to get there yet. But I don't think there's much more we can do structurally and organizationally to expedite that process. It will roll out over the next few quarters and we'll get those benefits.

                  As far as SG&A we have made very good progress in understanding ways that we can change how we spend direct cost to do our business. The reason that's important to us is, and I've said this to a lot of analysts, one of the worse things you can do in a business like ours is go in and start moving all the knobs at once, especially when the macro, how much revenue do you drive from a piece of business quotient is changing. Certainly we understand some of those changes and we track them but when you get into environments like we've been in and particularly September 11th, the last thing you want to do is go in and move all the knobs.

                  So we have made tremendous progress. We've done some things, for example and I'll give you a good example, we buy a lot of skip tracing data and we've struck a deal with our vendor to pay them a flat fee per month which will allow us to do more skip tracing at the same expense structure we're at right now. Why that's important for us is that cutting 100 grand out of skip tracing expense, that's nice and that's exciting and that'll get us a half a penny a quarter, but the reality is if I can skip trace lower into my population without any incremental cost, I have the ability to drive lots of revenue out of that and again, improve client performance. Same thing with mailing expenses, how we buy things, and travel.

                  We've continued to do this and it's not a new process. We've been through most of the expense categories; there are plans in place for most of it. Again, we should see a lot of that stuff over the next couple quarters. I don't think there are a lot of rabbits to pull out of our hat beyond that other than just continuing to monitor, continuing to watch it and continuing to try to use our buying power to buy things cheaper. Between the two, the labor and the SG&A you'll see further cost cuts. Hopefully we'll be able to show them at the bottom line, not use them to offset further deterioration of the economy. But we're making good progress. That's the positive here and you see it in the numbers.

D. Scharf         Yes, it sounds like it, all the metrics moving in the right direction. A couple other quick follow-ups. I know you don't disclose it typically, but can you shed any color on the growth rates of the first party versus the third party business to give us some perspective of how outsourcing is growing versus pure contingency work?

M. Barrist        I don't have that here in front of me. Historically we do not break that apart but it's something we'll put on our list to take into consideration while we roll out some guidance.

D. Scharf         Okay. Lastly, on contingency pricing earlier in the year there was a fair amount of focus on some large clients, particularly in the card area, starting to get a little more aggressive on the pricing with third party collectors. Given the huge flood in paper now and the fact that really demand for your services and your industry is up, is there any easing in your mind in some of the pricing concessions, maybe some larger clients are demanding or do you think there's a typical couple of percentage point pricing attrition we ought to think about over the next few years?

M. Barrist        I'm neutral on pricing right now. We've seen in the last
                  couple of quarters one client beat us up. We've had the normal noise you have where clients merge and they want a little better rate and most of those we navigate our way through and have a net/net positive for us. As far as volume and not having enough capacity in the collection industry and prices going up, I've been doing this a long time, I've never seen a price go up. I shouldn't say never, but I've never seen a wholesale price go up across the board as opposed to maybe just an individual one off portfolio type situation.

                  You always hear noise from some of the big clients that while things are bad we might look at pricing. Most of the clients, they've been through this drill before, they get hurt when they wholesale cut pricing, and I'm not really overly concerned about it. It's something I think about and I have some level of concern but I'm not sitting here right now worrying, it's not a major thing on my radar screen I'm planning to overcome. But I also would put it under the category of, just like further deterioration of the economy, it's one of the reasons why we have to be so aggressive in continuing to fight the cost battle, bring down costs because again our ideal goal is to improve profitability but as a fall back position having a lot of these cost cutting things teed up helps us wiggle through those scenarios as they happen.

D. Scharf         Right, great. Thanks a lot, Michael.

M. Barrist        Sure.

Operator          Thank you. The next question comes from Brandt Sakakeny.
                  Please state your company name followed by your question.

B. Sakakeeny      Thanks, good morning. It's Brandt Sakakeeny of Deutsche Bank.
                  A couple of questions. First, Steve, do you have the amortization add back calculation yet for next year?

S. Winokur        I do not have that, the accountants have not finished with that yet.

B. Sakakeeny      Okay.

S. Winokur        I don't know if you've been keeping up with that but the rules governing that have been a rolling issue, they keep changing exactly how it's supposed to be instituted so we haven't been able to get a handle on it yet.

B. Sakakeeny      Do you have a big spread or just no idea of where it's going to come out?

S. Winokur        Nothing that I can share right now.

B. Sakakeeny      Okay, fair enough. Also, in terms of the current debt right now, absent the convert is it all floating and are you entering into any contracts perhaps to guard against when interest rates ultimately do start rising to shield the P&L from the impact of higher rates?

S. Winokur        The answer is that starting in the middle of October it all became floating. We had some contracts in place that had expired in October. Those contracts actually were holding us back a little bit from totally enjoying the benefits of all the cuts that we've had but you buy the insurance and that's the cost you pay. However, we are currently looking at putting some new ones in place. We have an interest rate advisor who's been working very closely with us to take the best advantage that we can of the low rates now and lock them in for a good period of time.

B. Sakakeeny      What's the blended rate right now for the revolver? Is it
                  LIBOR plus 1.75 or something?

S. Winokur        Right now it's going to be LIBOR plus 2, actually.

B. Sakakeeny      Okay, great. Can you just talk about the share buyback,
                  particularly in light of where the stock had reached, what your views are and maybe perhaps why we didn't see stock buyback in the quarter?

M. Barrist        I'll comment on that. Obviously I've made it very clear over the last 18 months to two years that my view on the stock buyback was our capital is best utilized paying down debt.
                  Unfortunately the reality was the stock price got so low that at some point it makes sense deploying some of our available cash and given the fact that we put the convert in place and our balance sheet is looking much better, that it was worthwhile to certainly have some availability to help out our investors and anti-dilute them a little bit. So we went to the Board and we went to the bank and got approval. By the time we could make that process happen, it's a little more difficult for us because we need bank approval, and we get that in writing, the stock was trending up and to go into the market and buy a couple thousand shares or to take a risk of pushing the stock down, did not make a lot of sense. So we watched it, we did have some bids in for a couple of days within the parameters of the new guidelines but we did not get any executions and the primary reason for that is that stock was trending up at that point in time.

                  So, we backed away from it right now and we still have the approval in place but it's limited to $15 and fortunately that has not been an issue.

B. Sakakeeny      Okay, final question. Michael, can you just update us on end market exposure in terms of finance and telecom? Can you just give us a percentage breakout this quarter and whether or not that's changed materially?

M. Barrist        I didn't hear what you just said.

B. Sakakeeny      Could you give us the percentage breakout of end market
                  exposure vies a vie telecom, utility, finance, healthcare?

M. Barrist        I don't have that yet but it gets filed. It gets filed on an annual basis, but there's no material change in that right now.

B. Sakakeeny      Okay, great. Thank you.

M. Barrist        Sure.

Operator          Thank you. The next question comes from Bill Warmington.
                  Please state your company name followed by your question.

B. Warmington     Bill Warmington, Suntrust Robinson Humprey. Hello, everyone.

M. Barrist        Hi, Bill.

B. Warmington     A follow up to Brandt's question on the major industry
                  verticals, just to see if we could get a little bit of color in how some of the major ones are doing, specifically healthcare, commercial, the telecom utility side and credit card?

M. Barrist        Yes, I'll give you some flavor on it. Keep in mind that the issue I discussed about what does October mean has varying degrees of applicability with different sectors. For example, in healthcare, healthcare had a great October, but the problem with healthcare is that's the one you can look at right away and we knew in September that our insurance payments were way down and there was a few reasons why they were down. If you look at the world after September 11th, we probably lost two or three days of productivity, complete productivity, of people either not here or in a fog. If you consider that the insurance companies lost two or three days of productivity and the hospitals that have to post the payments reporting to us lost a couple of days, it makes logical sense that we lost some ground. We believe that, and I have not seen the final breakdown between insurance and private pay yet for our healthcare business, but I'm pretty confident that what we're going to see there is that lot of the money that we went over in October was attributable to a catch up in insurance payments.

                  Healthcare by nature will be affected less by some of this stuff because their average balance is lower and the amount of payments are less, so it's not as affected by changes to the economy. But certainly it's had some effect.

                  Utilities and telecom were down and then back up. There's no surprises there, again usually lower balances.

                  Banking got hit the worst, they got hit hard. It was interesting because when you line up clients, and I'm not going to mention client names, but if you put them in your list of what you think credit quality would be and underwriting quality, the bank clients that had the best credit quality did the best through September and recovered the best in October. As you work down the spectrum in the lenders, we had some people that got hurt very, very hard in September and continue to be hurt hard in October.

                  As far as education, education did terribly in September. Primarily because none of the government funding programs were working and they were still a little dysfunctional in October but certainly we can trend that back.

                  I don't know if I missed any other major ones. The outsourcing business was good in September. The clients were great, I'll tell you. Even the ones that told us to shut down, they gave our people alternate work to do, they worked with us, their volumes were up in October as you would imagine with rolls of people in delinquency and there's different forbearance programs they put in place that is appropriate for front end customers and we work with them on that. Right now we are very busy in outsourcing with a lot of stuff going on with the existing clients and a couple new opportunities we're looking at.

                  We're fighting some battles in outsourcing with budget dollars at the end of the year that we didn't have last year because we're on the front end of a delinquency creep. Delinquency creep now, after a tough year in banking, we're seeing some budget issues but all in all that business is tracking pretty well.

                  In general, the contingency business we've seen a lot of up tick of referrals or at least chatter of it from the clients, that they got a lot of stuff coming through the pipe and how many desks can we give them. So, we're in a similar situation to last year, maybe a little more exaggerated that we know we've got a lot of stuff coming down the pike, knowing what it's going to be and how we're going to collect it, what kind of dollars it's going to produce is something we're looking at pretty carefully now in putting together our projections. But again, as I said earlier, the good news is it doesn't show in the net/net/net numbers for the third quarter but it shows in a lot of the metrics, that a lot of the cost cutting we've been doing is helping us and hopefully that'll give us some help from the fourth quarter also.

B. Warmington     The only one left would be the commercial side.

M. Barrist        Commercial side got hurt very, very hard in September and they had a great month in October. Again, there I don't know, they have a lot of clients that place an account a month so I don't know how much of that is overflow. It gets down to this issue, with every single one of these, to a varying degree, you can look at October with skepticism and say commercial had a bang up month in October, it was great, but we look at it and say, "Well, how much of that's from last month, how much is from this month?" Short of looking at every single payment, it's hard to discern that. Actually what we've done for our budget is we've actually rolled, we keep a rolling budget here, and we rolled September and October together into one number to calculate revenue per day run rate just because we think
                  October has a lot of noise in it.

B. Warmington     You're seeing a lot more use of payment plans versus the one time settlement?

M. Barrist        Absolutely. As I said earlier, that's one of the reasons why you're seeing the average payment drop so low and then come back. A lot of payment plans, I know you talk to a lot of other people in the space, the conferences where we talk with our competitors, that seems to be the thing that a lot of us are seeing, just people are not willing to part with big checks right now in a time of uncertainty.

B. Warmington     Right. Are you getting any benefit from the looser labor
                  markets?

M. Barrist        We really haven't. You would think intuitively we would but quite frankly we haven't really seen it yet. We did see a slight drop in attrition and in watching the cost cutting as we do it, one of the things we've, I'm sure every company in this space is, watching overtime and making everybody justify from ground zero every single person they want to replace. We got hurt a little bit in September in that we did not see the attrition we normally do, so we actually were in hindsight a little more liberal in replacements probably than we should have been looking at staff count numbers and normal roll attrition levels but we've now corrected for that. I don't know if that's an anomaly or what's going on. Right now we hire lots of people and churn lots of people.

B. Warmington     Steven, I just wanted to see if I could ask you to repeat the breakdown of the debt pieces for the end of the quarter?

S. Winokur        Which part did you want? That we have $212 outstanding?

B. Warmington     $212 million outstanding on the line and there was how much left on the line?

S. Winokur        $61 million available. NCO Portfolio has $2.9 million
                  available out of their $50 million. We repaid $5 million over the quarter, NCPM borrowed $3.9 million and they also repaid
                  $5.4 million on the securitized side.

B. Warmington     All right. Thanks a lot, guys.

M. Barrist        Thank you.

Operator          Thank you. The next question comes from Bill Sutherland.
                  Please state your company name followed by your question.

B. Sutherland     Commerce Capital Markets. Good morning, everybody.

Management        Good morning, Bill.

B. Sutherland     A couple of questions back to the metrics, Michael. Revenue attainment, would you mind stating those comments again?

M. Barrist        Sure, hold on a second. I don't have it memorized so give me a second.

B. Sutherland     You were speeding.

M. Barrist        Right, I'm sorry. It was long and I didn't want to bore
                  anybody so I was moving fast.

                  Revenue attainment. Prior to September 11th we were 5%-10% off, depending on the client, of our high liquidity and we had a drop from that level of anywhere from 12%-25% depending on who the client was, so we took a big drop. Now the revenue overall was short over 10% but you have the outsourcing mix in that which was pretty consistent for the month.

B. Sutherland     Then did you talk about what's happened since?

M. Barrist        Since then what I will tell you is I don't have final revenue attainment numbers for October because they're a little harder to figure out but it is much better. It is not where it was and again it gets on this issue, October by itself I will tell you is much better. I will tell you September and October as one number is better but is not much better. So that's the concern we have right now, is trying to figure out where we are running.

B. Sutherland     Okay. In the expense side, what are you bracing for in the way of healthcare cost increases next year?

M. Barrist        We actually have ours, we started out at 26% and we've worked our way down to 18%.

B. Sutherland     Increase?

M. Barrist        Yes. I would have signed two years at that number if I had a choice because that's how bad it is. It is terrible, I'm sure you've heard this from other companies and the people that represent us, it is just a disaster out there.

B. Sutherland     Do you think it's going to neutralize all the other steps that you've taken? I know you're going to get leverage once revenue starts to come back ...

M. Barrist        The answer to that question is no, I don't. We're not taking it sitting down. For the first time ever we've not only designed our plan to get the maximum financial benefit we can, we've designed in a way to try to drop utilization to help get our people into the right place and spend the money the right way as an effort to bring it down in the future. But it should not neutralize everything we've done, we've known for a while that this was coming down the pike. This was not a big surprise when we sat down for a renewal.

B. Sutherland     In the way of assets, I'm thinking of ways you can enhance the asset utilization as well as all the things on the margin, more office consolidation for instance?

M. Barrist        We continue to do that. For example about a month or two ago we took four facilities in Buffalo down to one. Steve's shaking his head, three. Three have moved in already, one is about to move in but basically we did a deal with the local landlord. We're doing that in several other areas of the country where we have multiple offices per city and certainly over time we do look at some small offices for closure but we're very careful about talking about that obviously because we don't want to scare employees when it probably is not an issue. Some of the small offices we have, we've talked about this on other calls, are some of our most profitable offices as far as dollars we take.

                  As far as deployment of assets, we're not big people for running around and having a lot of idle capacity. We are expanding some seats in Canada because we've had a high degree of success of offering our clients to put desks up in Canada. India has been a good success for us but we're quite frankly a little nervous about a thermo nuclear explosion in that region.

B. Sutherland     How many seats are over there, Michael?

M. Barrist        About 100 right now. The other thing we're looking at very, very carefully is we've been working with our partner in Australia to maybe do something there. While you don't get the level of labor arbitrage you would in an India, it's better than Canada and the facility costs are low because we can use their facilities at nighttime. So that's one thing we're looking at pretty carefully and we're just staying on top of better ways to spend labor dollars, we're looking at the Caribbean, we've looked at some spaces in Europe which just don't work for us, we're looking at the Philippines, but again we're going to make smart business decisions, not reactionary business decisions. India, the quality in India has been very, very good. That's the sad part of all these events. I don't know if you knew this, Paul and I were scheduled to go over there and expand our situation there pretty dramatically but it just makes prudent business sense right now to proceed cautiously.

B. Sutherland     You might revisit that first quarter?

M. Barrist        Yes, we're revisiting it right now. It's not like a decision we made, don't expand India, but we're just not going to put a lot of eggs in one basket there right now. We're going to continue to grow that and work with our clients. We don't put people in foreign countries without client's approval and a lot of them have the same concerns.

B. Sutherland     I know cap ex has been coming down, what do you expect for fourth quarter, Steven?

S. Winokur        We still have 8 as the number out there.

B. Sutherland     Okay.

M. Barrist        Keep in mind in the third quarter we did have a lot of buy back stuff from the flood. So we had a lot of stuff damaged in the flood that got bought back and there's still a lot of stuff to come down the pipe but there was some stuff in that number that was buy back stuff.

B. Sutherland     What I'm wondering about is on the horizon do you see any
                  technology initiatives that can aid either productivity or efficiency?

M. Barrist        One of the major things we're doing right now is we are
                  re-hosting our main system, CRS to an HP platform, which will give us substantial speed improvements and basically let us do the rest of our consolidation we want to do to finish up a couple of the oddball divisions into that platform.

                  We recently pulled most of the remainder of the stuff off the Legacy JDR platform, that's almost gone. That has taxed those machines while we're getting through it, its not affecting production but we are making a capital investment there. We're also looking at some further mail sorting type equipment, we're putting our non-collection, administrative people, people that process correspondence and all that kind of stuff, onto an image based platform much like the insurance companies do and that'll also help us if we decide to use foreign labor to work some of that stuff. That'll allow us to basically splash images across the data line and let people work them online. So there are a lot of those types of initiatives but they should fall within our cap ex plan.

B. Sutherland     Okay. Last question, do you have any initiatives in terms of handling the mail and have you had any impact?

M. Barrist        Well, we had one person send us nude pictures, some obscene language and a piece of Kraft sliced, individually wrapped
                  American cheese in an envelope. I hate to make a joke, but that's the only incident we've had. It is very unlikely, as you know, that a company like ours would be the subject of anthrax in an envelope but it is not unlikely that a consumer could play a hoax. In either event, safety of employees, as you know, is very important to us. We have made some changes, people are wearing gloves, and we have masks available if they feel comfortable. We've also taken some steps to protect the company in that we've brought some GE modular space into our parking lot and pulled some of our mail sorting facilities out of the building. A lot of companies are actually doing that and the reason being is even if you have a hoax, it would allow us to basically shut down that trailer, bring another trailer in, allowing our employees to have a safe place to work and not shut down the whole building. So we've done some of those type steps. We also have done some stuff with security as well, which is a small incremental expense in the third and fourth quarter but we have extra security people at some of the facilities. That kind of stuff, just more carefully monitoring everything that goes in and out of the building. As you know, we do a lot of that stuff anyway but we just take a much more aggressive approach to it right now and it also makes employees feel comfortable as well.

B. Sutherland     Right. I'll get off, thanks a lot, Mike.

M. Barrist        Thanks.

Operator Thank you. The next question comes from Marshall Deser. Please state your company name followed by your question.

M. Deser This is Marshall Deser with Willow Creek Capital. Just wondering relative to your guidance, why you can't give us a little more color given that we're over a month into the new quarter?

M. Barrist        The reason being is if I base guidance on how October tracked
                  I would probably tell you things were better than they are. We are in a business where we have a defined amount of work and consumers pay us based off that work. We have documented in a lot of the divisions that some of the up tick in October is just related to overflow from September. So our decision was we've built all the models, we've constantly update them for the rolls month to month, we know seasonality, we know what should happen, we know all the expense initiatives. Basically what we're waiting for right now is a benchmark month. Now we've built the models in the near term off of September and October combined, which I think looks worse than it really is, so our decision really was, not to make it over simplistic, was to wait to have a clear view of what November is going to look like. It may have to wait until the end of November, our hope is that when we're three weeks into November, our managers are pretty good at understanding where they are, where they're going to land, that we'll be able to plug that into the model and provide some reasonable guidance. That's our current desire to do that. I can't tell you we won't get deviated from that depending on anything else that happens in the economy or in the world but that our plan right now is once we have a clear view of what November looks like we'll plug that into the model and provide some level of guidance for the near term.

M. Deser          Okay, thanks.

M. Barrist        Sure.

Operator Thank you. Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one. As a reminder, if you are using speaker equipment, you will need to lift your handset before pressing the numbers. One moment, please, for the next question.

                  The next question comes from George Vanderheiden. Please state your company name followed by your question.

G. Vanderheiden   Good morning. George Vanderheiden from Fidelity Investments.
                  Just a question on what do you anticipate roughly the free cash flow being this year? Given the three priorities, debt pay down relative to where interest rates are today, the stock repurchase relative to where the stock is today at about $16 or buying portfolios, how would you rank those three priorities in terms of using cash today?

M. Barrist        I don't know that it's really a situation to rank them because they all run independent. Debt pay down is a strong priority for us and it's a mandate of our Board that we continue to pay down debt.

                  The stock repurchase we got our Board to approve doing it but at a max of $15 a share and our lender approved it as well. So we would be willing to step in front of debt if the stock went below $15 and we could execute a meaningful amount of trades to make a difference as opposed to just being an accounting or bookkeeping entry. If that were the case, we would certainly enter into and do a stock buyback in accordance with the approvals we have in front of the debt pay down.

                  The debt buying side, that is a number that we have locked from a risk perspective and a growth curve perspective with the idea that if you look at other failures in that space, the single overwhelming factor they all had in common is they tried to grow too fast. The debt purchase business is a set number that we're moving towards so that wouldn't really play into the calculations. Right now the debt buying is off by itself.

                  Debt repayment is primary unless the stock comes down below $15 and at that point we may certainly enter the market and execute all that was approved. But my view is if I can only get 2,000 shares bought, it's meaningless to us, we're the investors. We have to have comfort that we can do something reasonable to make a difference from a dilution perspective.

S. Winokur        Can I also throw something in there? Michael was talking about buying the portfolios. The purchase of the portfolios goes on predominantly in NCO Portfolio Management and is based off of that company's ability to fund those purchases. We have invested $25 million, we have advanced a $50 million credit facility to them, they can borrow up to that $50 million, and we will not advance any funds above that. So any portfolio purchases that occur are based off of the NCPM cash flow, not the NCOG cash flow.

G. Vanderheiden   Okay and approximate free cash flow number this year after cap ex?

S. Winokur        That's really a function of the rest of the projections so we don't have that yet.

G. Vanderheiden   I'm wondering if you could just give me ... you've given us what's happened with the metrics and a lot of numbers, but you've been through a lot of these cycles before. I'm more or less interested in your subjective or intuitive feel on a little color on the consumer? Some of the surveys we've seen about this tax rebate show that instead of spending the tax rebate, the consumer has either saved it or used it to pay down debt. If I look at some of the government numbers, it looks like the savings rate has really shot up quite a bit recently. If you just look at things overall, it looks as though the consumer is beginning to act more prudent with respect to their own balance sheet in terms of maybe spending less and paying down debt which would seem to be good for your business. But I'm interested in just a little of your color based on past cycles you've been through.

M. Barrist        Obviously we've never been through anything like September
                  11th but in general what happens with consumers is they get scared. When consumers are scared they don't spend money and you have to really look at consumer discretionary spending.
                  All the stats show its down but you also have to think about what we offer consumers is basically just a soul cleansing in a lot of cases. We don't have a lot of legal recourse against them. Them paying down an old bill, they really don't gain anything for that so we are at the lower level of discretionary spending. We are appealing to them to do something that they typically don't want to do and in a lot of cases don't have to do or get any benefit from doing. It's not like saying that if consumer confidence spikes up a little people go out and they buy new color TVs, at least they can take the color TV home and watch it. So, we're at a very low level of consumer discretionary spending.

                  My view on consumers right now and I don't owe anybody any money but I'll tell you my view is people are scared. I'm scared, everybody's scared. People are going to not spend money when they're scared and try and save money and/or pay down debt but they're going to pay down debt that is functional for them, that gets them more spending ability.

                  I said all along with this tax refund situation, a lot of people were questioning us, why we weren't more aggressively pursuing mailings and other incremental expenses and we felt pretty strongly from the analysis we did, and we did do some extra efforts, that people were going to just to stick it in the bank and it was not going to be a big issue for them. So that, quite frankly, didn't surprise me at all. I don't think it was meaningful and I don't think people spent it and I think what you have right now is it's like everything else in life, September 11th changes everything forever but the further away you get from it, people will come out of their homes and they will spend money and they will do things and they will pay bills. But for right now we have to assume that we're going to be through a couple of months or quarters of people just being very, very cautious.

                  Now the one thing that helps us is historically the first quarter is a great quarter. If people get through the holidays, quarterly spending for Christmas shopping, stuff like that, will help our business and even if it's low, it's still high for us and we'll get some gain there. Historically for some reason people always spend their tax refund. That's their mad money and that's just the psychology. Now, would that be different this year? I don't know. That's never been different, ever. As long as I've been in the business, no matter what's going on people spend it.

                  Right now my view on it is we are operating at a level that is below where we were on September 10th. The company will make money, we'll do fine, we'll adapt to it, we're good at adapting, but I don't think it's something that goes away in a couple of months. It's going to take quarters to really get people back on their feet and get them spending. Again, this could all toggle on how we do in the war. If we are successful there people will feel good and if we get into a bad situation there and people start dying in big numbers, people aren't going to feel good and it's going to go down again. So it's a wait and see right now and be prepared for any possible outcome, is the way we view it as a management team.

G. Vanderheiden   Okay, thank you. Just one last quick question. The collection rate, does that typically bottom out when the unemployment rate peaks out?

M. Barrist        I don't know that for a fact. The unemployment rate typically peaks out in the worst possible economy so I'd imagine the collection rate does but I've never tracked those things side by side.

G. Vanderheiden   Thank you.

M. Barrist        The one thing I look at is consumer spending patterns, that's the only data we really look at. Unemployment is meaningful to us but at the end of the day it doesn't tell you really anything different than looking at consumer spending.

G. Vanderheiden   Okay, thank you.

M. Barrist        Thanks.

Operator Thank you. The next question is a follow up from Brandt Sakakeeny. Please go ahead.

B. Sakakeeny      Thanks. Again, actually two quick questions. Steve, do you have the nine-month free cash flow generation?

S. Winokur        Ask your next question and I'll try to get that.

B. Sakakeeny      Okay, great. Do you also have ending collector count at the end of the quarter?

M. Barrist        Ending staff count or collector count?

B. Sakakeeny      Collector count, that would allow us to back into the CTE
                  number.

M. Barrist        Brandt, we don't give that on a quarterly basis.

B. Sakakeeny      Okay.

S. Winokur        From operations, Brandt?

B. Sakakeeny      Yes.

S. Winokur        It was $61.3 million.

B. Sakakeeny      Okay. Year to date cap ex was?

S. Winokur        $20 million.

B. Sakakeeny      $20 million, okay. Great. Finally, Michael, just on the NCPM charge. I know you took an impairment of $1.3 million and in terms of having to obviously predict in that business where the curves are going to come in, you had to take the September-October numbers and digest them and come out with a medium view as to where you thought that would come out. I guess you'd just give us an idea as to where you came out on those curves, either vies a vie this presumes that September trends continue or presumes that October trends continue through this quarter?

M. Barrist        Right now we let the models do what they do which is they take
                  September into consideration in trying to estimate what the future stream of collections will be from each portfolio. So I can't tell you it's the worst-case scenario because October, yeah October looked a lot better, but if November and December are weak, it could drive down a little more. But right now it is based on what ... we let the models run their course and they hit us hard based on September and the first few days of October when we closed the month. When you look at it, will it have hit us hard when we look at it backwards at December
                  31st? I don't know the answer to that right now. The answer could be they hit us too hard and the answer could be they didn't hit us hard enough. But my best guess, and Rick alluded to this on the call, that it's possible that when we look back at December 31st we will view that it did not hit us hard enough and we'll bring it down a little more.

B. Sakakeeny      Okay. That's fine.

M. Barrist        Just one thing I want to mention there and we've said this all along, is that's not the ideal scenario that collectability's down but that business is still making a lot of money. It's great that it makes unbelievable amounts of money when the economy's on fire but the more important thing here is that if the economy's under stress it's still doing pretty good.
                  That's the test of the model we've built. That's one thing we've been real focused on here as well is making sure that we know what we're buying and we're being careful of what we're buying and that we're being conservative in how we look at our view of what these things are going to collect.

B. Sakakeeny      All right, thanks.

Operator Thank you. Gentlemen, there are no further questions at this time. Please continue.

M. Barrist        Great. Thank you, everyone, again for joining us. As always, please feel free to call our investor relations' number or Steven Winokur or myself and we'll be happy to help you with any additional questions within the confines of regulation FD.
                  Thank you.

Operator Thank you, gentlemen. Ladies and gentlemen, this concludes the NCO Group third quarter conference call. If you'd like to
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